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Exhibit 10.27

SERVICE AGREEMENT

Between:

  •
  SIRTON PHARMACEUTICALS S.p.A., with registered office in Villa Guardia (COMO), Piazza XX Settembre, 2, Inland Revenue code 01192270138, in the person of Dr. Sauro Carsana, Director (hereinafter referred to as SIRTON)

AND

  •
  GENTIUM S.p.A., with registered office in Villa Guardia (COMO), Piazza XX Settembre, 2, Inland Revenue code 02098100130, in the person of Dr. Laura Iris Ferro, Chairwoman (hereinafter referred to as GENTIUM);

WHEREAS:

  •
  GENTIUM has requested SIRTON to carry out a number of services (hereinafter referred to as the "Services") and

  •
  SIRTON possess a structure within its organisation devoted to carrying out all the activities necessary for ensuring the Services,

All this having been stated, GENTIUM AND SIRTON (hereinafter referred to as the "Parties") stipulate the following:

  1)
  SIRTON undertakes to supply GENTIUM the Services hereinafter indicated and described in the specific attachments.

a) Quality assurance	Attachment A
b) Quality control	Attachment B
c) Analytical assistance for R&D	Attachment C
d) Regulatory service	Attachment D
e) Engineering services	Attachment E
f) Procurement and logistic service	Attachment F
g) General and car rental services	Attachment G
h) Administrative assistance	Attachment H
i) Library service	Attachment I
l) Utilities services	Attachment L
m) Maintenance service	Attachment M

    Gentium shall have the right to give directions for the aforesaid activities in accordance with the laws in force.

  2)
  The invoices shall be issued at monthly intervals and payment shall be effected by direct remittance at 60 days from the end of the month of the date of invoice.

  3)
  This agreement shall become effective as of 02/01/2004, expires on 31/12/2004, and is understood to be tacitly renewed each year, barring cancellation to be notified at least 1 month prior to expiry.

  4)
  The Parties reserve the possibility of redefining the terms agreed upon, at the time of expiry or during the period of validity of the agreement, in the event of significant changes in the services rendered or their cost, without detriment to the right of withdrawal in the event of non-acceptance.

  5)
  The Parties formally acknowledge as of now the possibility of agreeing upon changes in the compensations defined above according to the effective extent of the services requested.

  6)
  All and any communications between the Parties must be addressed to:

    As regards SIRTON to:
        SIRTON PHARMACEUTICALS S.p.A,
        Villa Guardia (COMO), Piazza XX Settembre, 2.
        to the attention of Dr. Sauro Carsana,

    As regards GENTIUM to:
        GENTIUM S.p.A.,
        Villa Guardia (COMO), Piazza XX Settembre, 2.
        To the attention of Dr. Laura Iris Ferro

  7)
  This agreement is governed by the Italian law.

    All and any controversies relating to this Agreement shall be settled by a Board of Arbitrators; each of the two Parties shall appoint its own arbitrator, who in turn shall take steps to choose a third member as Chairman of the Board of Arbitrators.

  8)
  This Agreement cancels and replaces all and any previous agreements for the supply of Services between the Parties, and may not be amended or changed in any way whatsoever with the exception of that explicitly contemplated herein or by written agreement of the Parties signed by their authorised representatives.

Read, confirmed and undersigned.
Villa Guardia, 2nd January, 2004
Sirton Pharmaceuticals S.p.A A Director	Gentium S.p.A. The Chairwoman
/s/ Sauro Carsana Dr. Sauro Carsana	/s/ Laura Iris Ferro Dr. Laura Iris Ferro

ATTACHMENT A
Quality assurance

        SIRTON guarantees, through its structure, and within the sphere of the European Good Manufacturing Procedures / Usa (European GMP / USA), compliance with the aforesaid standards, identifying the methods of application in relation to the manufacturing and commercial activities carried out by GENTIUM.

        The Ministry of Health (EU) and FDA (USA) ascertain, by means of inspections, whether the standards are correctly applied to enable the authorisation of the production and the issue of pharmaceutical preparations for the markets of interest/competence.

        In particular, the activities to be provided by SIRTON to GENTIUM are:

  •
  Implementation of the documentary system (procedures) for creating and managing the corporate quality system;

  •
  Qualifying the installations and related Services;

  •
  Validating the processes, cleaning, suppliers, analytical controls;

  •
  Ascertaining that the activities related to the manufacture and issue of products are carried out in accordance with the approved procedures. This ascertainment shall be carried out by means of validation checks, recorded data and on-site inspections.

        SIRTON shall make its structure available to GENTIUM in relation to the effective requirements expressed by the latter.

        The invoicing shall take place at three-monthly intervals according to the hours effectively worked and drawn up in legal form in appropriate hourly time-recording charts filled in and initialled by the operators involved and initialled by the Head of the function;

        The remuneration established is equivalent to € 31.5 per hour + VAT

ATTACHMENT B
Quality control

        SIRTON guarantees to carry out all the Quality Control activities related to the activities of ordinary production and issue of the products in compliance with the regulations in force in the pharmaceutical sector.

        GENTIUM undertakes to pay, as compensation for the Service received, three-monthly amounts defined on the basis of the lots of each pharmaceutical preparation manufactured and marketed during the three-month period according to the commitment required, for each lot, in terms of hours of dedicated personnel and cost of the materials employed in the analyses.

        The hours of dedicated personnel and cost of the materials employed are defined as shown in the table below:

Product	Hours of analysis per lot	Cost of mat/anim.per lot
Defibrotide for Injections	147.15	1,134.03
Oral Defibrotide	84.15	473.80
Calcic heparin for Injections	95.18	227.63
Pure Urokinase	75.65	730.27
Sulglycotide	62.24	106.09
Glucidamine	74.01	154.50

        The amount agreed upon between the Parties to evaluate the hours of dedicated personnel is established as equivalent to € 33.57;

ATTACHMENT C
Analytical assistance for R&D

        SIRTON undertakes to provide its structures and its professional personnel to satisfy the requirements with sufficient urgency, insofar as the availability of its structure and its laboratories will allow, for all that GENTIUM may require within the sphere of the laboratory analyses relating to manufacturing processes and products of specific reference to the R & D activities in progress on its products.

        To ensure the best Service possible, Sirton requests that the scheduled activities be transmitted to it by Gentium at three-monthly intervals to enable it to organise its structure in the best way possible.

        The time devoted to the activities agreed upon with Gentium shall be recorded in hourly timetables filled in by the operators and initialled by the latter and by the Head of the department;

        The hourly cost applied shall be equivalent to 33.57 € + VAT;

        In addition to the hourly cost for employment of the personnel, the materials used for the laboratory activities shall be charged at cost price; these shall also be identified by means of consumption charts drawn up by the laboratory personnel.

ATTACHMENT D
Regulatory Service

        SIRTON shall place its structure at GENTIUM's disposal in order to carry out the activities required by the regulations for management of the aspects relating to the manufacturing and marketing of products for pharmaceutical use, for management of the relations with the Ministerial Authorities of reference and for management of the activities related to the registration and protection of Trademarks and Patents;

        In relation to such Services, GENTIUM shall pay a contract consideration equivalent to 26,000€ plus V.A.T. to be paid in three-monthly instalments against presentation of regular invoices.

ATTACHMENT E
Engineering Services

        SIRTON shall place at GENTIUM's complete disposal the skills of a surveyor specialised in technical operations both on the manufacturing equipment and on the premises; the aforesaid surveyor shall assist GENTIUM's technical personnel and the outside engineering Companies in the planning and execution of the restructuring operations, revamping, start up of the installations and maintenance operations during start-up.

        GENTIUM undertakes to pay SIRTON, as remuneration for the Service received, an all-inclusive sum equivalent to € 30,000/year + VAT.

        The aforesaid Services shall terminate by 31st December, 2004.

ATTACHMENT F
Procurement Service

        SIRTON shall provide its structure in order to ensure the following activities:

  •
  determining the material procurement plans;

  •
  issuing orders for the purchase of goods and services;

  •
  negotiating with the Suppliers;

  •
  maintaining relations with the Suppliers.

        SIRTON undertakes to guarantee equitable economic negotiations brought to completion "as well as possible" for GENTIUM.

        GENTIUM undertakes to pay SIRTON, as compensation for the Service received, an amount equivalent to € 2,080/month + VAT for a maximum of 1,200 purchasing documents.

        At the end of the year, an appropriate adjustment shall be made whenever the maximum number of documents established is exceeded, applying the tariff of € 21.00 for each surplus document.

        SIRTON shall also supply GENTIUM with the physical-accounting management of the warehouse belonging to GENTIUM, guaranteeing:

  1.
  management of the incoming material;

  2.
  preparation of the materials for production;

  3.
  management of the outgoing products;

  4.
  safeguarding the products with the utmost diligence, ensuring their good state of preservation;

        The above described Service is understood as being rendered for all the materials pertaining to GENTIUM within the limits of the authorisations in our possession to date.

        SIRTON shall be held responsible exclusively for problems relating to activities carried out by its own personnel, and not for problems depending upon factors extraneous to the simple activity of handling of materials.

        The compensation is established as € 2,600 / month + VAT determined on the basis of the work effectively carried out on average, recorded by the SIRTON warehouse structure, equivalent to 30 hours per week at the cost of € 22.00 + VAT per hour;

ATTACHMENT G
General and car-rental Services

        SIRTON shall place at GENTIUM's disposal its structure devoted to carrying out general activities such as: messengers, telephone switchboard management, porter's lodge, laundry, stationery and photocopying Service, in addition to the equipment of general use such as photocopiers, envelope machines, binding machines. This equipment may be used either directly by the GENTIUM personnel or by means of the SIRTON personnel dedicated to the structure in question.

        SIRTON shall bear the incidental expenses deriving from Services of general utility such as postal, telephone and surveillance services, for all the activities described above.

        SIRTON shall take charge of the management of the Service cars also for any GENTIUM personnel who may be provided with one, charging GENTIUM the specific cost of the relevant rental.

        GENTIUM undertakes to pay an amount equivalent to € 8,580/month + VAT determined on the basis of the costs annually incurred by SIRTON and on the number of GENTIUM employees compared to the total number of employees within the Sirton Financial Group, full user of the Services described above.

        At the end of the year, an appropriate adjustment shall be made on the basis of the effective costs and the effective number of employees. The charges shown above are calculated on the basis of an average total of 124 employees, 24 of whom belonging to Gentium.

ATTACHMENT H
Administrative assistance

        SIRTON undertakes to use the technical and administrative assistance Services relating to personnel management and data processing in the best way possible for itself and for the company GENTIUM.

        GENTIUM undertakes to pay SIRTON, as compensation for the Service received, an amount equivalent to € 2,230/month + VAT.

        The amount, established on the basis of the costs incurred by SIRTON, shall be shared between the two companies to an extent corresponding to the average number of employees of the two companies during the course of the year.

        At the end of the year, an adjustment shall be made on the basis of the effective cost sustained and the effective number of employees of the two companies. The charges shown above are calculated on the basis of an average total of 124 employees, 24 of whom belonging to Gentium.

ATTACHMENT I
Library Service

        SIRTON shall guarantee free access to its Bibliographic Service for consultation, reproduction and filing of the bibliographic material existing in its own archives or external archives.

        As part of this Service GENTIUM may:

  •
  consult the bibliography existing in the Library;

  •
  provide its outside consultants and those physicians who request them, with scientific publications concerning its products and those of third parties, by means of its archives or external archives;

  •
  file and handle all and any publications of scientific interest.

        GENTIUM undertakes not to cause any damage to the bibliographic material and to guarantee the restitution of all the material taken out and used.

        The compensation for the above is established on an all-inclusive basis as 4,250 € /monthly determined in the proportion of 50% of the total costs of the structure and management of the Service, since it can be hypothesized that SIRTON and GENTIUM shall make joint use of the latter; at the end of the year, an adjustment shall be made on the basis of the effective costs sustained.

ATTACHMENT L
Services for utilities

        SIRTON shall manage the distribution of utilities such as, for example, gas and water, shouldering the relevant cost and supplying them to GENTIUM, which for its operative activities shall use them for heating the offices and in the manufacturing processes.

        SIRTON undertakes to make the utilities available to GENTIUM to an extent corresponding to the requirements deriving from the operative activities of the latter.

        GENTIUM undertakes to pay SIRTON, as compensation for the Service received, an amount equivalent to the cost of the utilities used determined by tables for monthly recording of the theoretical consumptions, filled in by the Sirton Technical Department on the basis of the installed powers of the GENTIUM production plants.

ATTACHMENT M
Maintenance service

        SIRTON shall make its structure available, guaranteeing:

  a.
  periodical inspections;

  b.
  programmed preventive maintenance;

  c.
  resolutive maintenance;

  d.
  management of spare parts (purchased directly by GENTIUM at it own expense);

        The operations shall be carried out with the prior agreement of GENTIUM;

        SIRTON guarantees that, in the event of it being unable to handle certain operations with its own structure, it shall make use of highly specialised external structures, the cost of which shall be charged directly to GENTIUM after approval.

        GENTIUM undertakes to pay SIRTON, as compensation for the Service received, an amount equivalent to € 6,400/monthly + VAT

        At the end of the year, an adjustment shall be made on the basis of the effective hours dedicated by the SIRTON structure, recorded by means of time sheets initialled by the Head.

        The hourly price for the adjustment is established as € 23.24 + VAT;

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  Exhibit 10.27